UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

SPEED COMMERCE, INC.

(Exact name of Registrant as specified in its charter)

               Minnesota                            000-22982                                  41-1704319

(State or other jurisdiction            (Commission                     (I.R.S. Employer

        of incorporation)                   File Number)                  Identification No.)

1303 E. Arapaho Road, Suite 200

Richardson, TX 75081

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 377-3331

                                     Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation.

Item 9.01  Financial Statements and Exhibits.

SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.

On November 21, 2014, Speed Commerce, Inc., together with certain of its subsidiaries (collectively, the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Sigma Holdings, LLC, together with certain of its subsidiaries, affiliates and shareholders (collectively, the “Sellers”). Under the Purchase Agreement, concurrent with the date of the Purchase Agreement, the Company purchased substantially all of the assets which were operated under the trade name Fifth Gear (the “Fifth Gear Assets”).

Pursuant to the Purchase Agreement, the consideration paid for the Fifth Gear Assets at closing was $55 million (the “Purchase Price”). Additionally, shares of Speed Commerce, Inc. common stock may be issued to the Sellers as a contingent payment, with the number of shares to be issued, if any, to be determined based upon on the adjusted EBITDA achieved as a result of the financial performance of the Fifth Gear Assets during the 2014 calendar year. The Purchase Agreement contains customary representations, warranties and indemnification provisions, as well as a customary escrow holdback in connection with the obligations of Sellers.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

On November 21, 2014, the Company entered into an Amended and Restated Credit and Guaranty Agreement in connection with a $100 million term loan credit facility with various lenders and Garrison Loan Agency Services, LLC (“Garrison”) acting as agent (the “Amended and Restated Credit Facility”). Upon the closing of the Amended and Restated Credit Facility, the full $100 million available under this facility was funded to the Company, less certain fees and costs. The Amended and Restated Credit Facility replaced in its entirety the Company’s existing credit facility discussed in that certain Form 8-K filed by the Company on July 9, 2014.

The funds provided to the company pursuant to the Amended and Restated Credit Facility bear an interest rate equal to the LIBOR rate, plus 7.5%, except upon an event of default. The LIBOR rate for all loans under the Credit Facility is subject to a minimum level of 1.0%. The principal amount of the loans provided under the Amended and Restated Credit Facility are subject to repayment through an annual excess cash sweep and will be amortized at a rate of 2.5% annually through September 30, 2015, a rate of 3.0% annually through September 30, 2016, a rate of 3.5% annually through September 30, 2017, a rate of 5.0% annually through the remaining term of the credit facility. The remaining principal balance is due and payable by the Company on November 21, 2019.

The Credit Facility contains customary affirmative and negative covenants. The financial covenants include a limitation on capital expenditures, a minimum EBITDA level, a maximum fixed charge coverage ratio, and a maximum indebtedness to EBITDA ratio. The creation of indebtedness outside the credit facility, creation of liens, making of certain investments, sale of assets, and incurrence of debt are all either limited or require prior approval from Garrison and/or the other lenders under the Amended and Restated Credit Facility. This credit facility also contains customary events of default such as nonpayment, bankruptcy, and change in control, which if they occur may constitute an event of default.

Funds provided pursuant to the Amended and Restated Credit Facility are available to the Company for use in connection with its general corporate purposes. The Credit Facility is secured by a first priority security interest in substantially all of the Company’s assets. The discussion herein regarding the Amended and Restated Credit Facility is qualified in its entirety by reference to the Credit and Guaranty Agreement between the Company and Garrison attached hereto as Exhibit 10.1.

On November 24, 2014, the Company issued a press release announcing the execution and closing of the Purchase Agreement and Amended and Restated Credit Facility discussed in this Item 1.01 below. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation

The information set forth in Item 1.01 above with respect to the Credit Facility is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

We intend to file by amendment to this Form 8-K the required historical financial statements of Fifth Gear not later than 71 calendar days after the date that this Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

We intend to file by amendment to this Form 8-K the required pro forma financial information reflecting the acquisition of the Fifth Gear Assets not later than 71 calendar days after the date this Form 8-K was required to be filed.

(c) Exhibits. The following exhibits are filed with this document:

Exhibit

2.1	Form of Asset Purchase Agreement by and among the Company and Sellers dated November 21, 2014.

10.1	Form of Amended and Restated Credit and Guaranty Agreement by and among the Company, various lenders and Garrison dated November 21, 2014

99.1     Press Release, dated November 24, 2014, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPEED COMMERCE, INC.

	By:	/s/ Ryan F. Urness
Dated: November 26, 2014	Name:	Ryan F. Urness
	Title:	General Counsel and
Secretary